Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-185142, 333-117857, and 333-58642, on Form S-8, Registration Statement No. 333-197673 and 333-193670 on Form S-3 and Registration No. 333-215620 on Form S-4 of Pacific Premier Bancorp, Inc. and Subsidiaries of our report dated March 16, 2017 relating to the consolidated financial statements of Pacific Premier Bancorp, Inc. and Subsidiaries and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Sherman Oaks, California
March 16, 2017